Exhibit 5.1

March 22, 2011

Tampa Electric Company

702 North Franklin Street

Tampa, Florida 33602

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Tampa Electric Company, a Florida corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange up to $278,495,000 aggregate principal amount of 5.40% Notes due 2021, which have been registered under the Securities Act (the “Exchange Notes”), for up to $278,495,000 aggregate principal amount of 5.40% Notes due 2021, which have not been so registered (the “Original Notes”).

The Original Notes have been, and the Exchange Notes will be, issued by the Company under an indenture dated as of July 1, 1998, as amended by a Third Supplemental Indenture dated as of June 15, 2001 and as supplemented by an Eighth Supplemental Indenture dated as of November 15, 2010, each between the Company and The Bank of New York Mellon, as trustee (collectively, the “Indenture”). The Exchange Notes are to be offered and exchanged in the manner described in the Registration Statement (the “Exchange Offer”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and exchange of the Exchange Notes. We have made such other examination as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. The opinion rendered herein is limited to the laws of the State of New York and the Florida Business Corporation Act.

We express no opinion with respect to any provision of the Indenture or the Exchange Notes to the extent that (a) such provision purports to exculpate any person thereby or grants rights of indemnification which may violate public policy, (b) such provision provides for an increase in the rate of interest upon default or any fee, to the extent such may be determined to be a penalty, or provides for interest on interest or automatic compounding of interest, (c) such provision contains broadly worded waivers, or (d) such provision provides for conclusive

Tampa Electric Company

March 22, 2011

presumptions or determinations, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses.

Our opinions set forth below are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

Based on the foregoing we are of the opinion that the Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of the corresponding Original Notes surrendered in the exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute binding obligations of the Company.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

Edwards Angell Palmer & Dodge LLP